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                                                                EXHIBIT 4.1


                             ARTICLES OF AMENDMENT
                   TO THE RESTATED ARTICLES OF INCORPORATION
                                       OF
                           DOLLAR GENERAL CORPORATION


         The undersigned Cal Turner, Jr. and Bob Carpenter, being the President and Secretary, respectively, of Dollar General Corporation hereby certify that:

         FIRST.  The name of the Corporation is Dollar General Corporation;

         SECOND. The Restated Articles of Incorporation of the Corporation was filed with the Secretary of State of the State of Kentucky on November 3, 1968;

         THIRD. The Restated Articles of Incorporation of the Corporation (as heretofore amended) is hereby further amended by designating the current Paragraph B of Article V as Paragraph C and by the addition of the following as Paragraph B to Article V which shall read in its entirety as follows:

         B. Series A Convertible Junior Preferred Stock. The Corporation is authorized to issue 1,715,742 shares of Series A Convertible Junior Preferred Stock. The following is a statement of the powers, designations, preferences and relative, participating, optional and other special rights of the Series A Convertible Junior Preferred Stock and the qualifications, limitations and restrictions of the Series A Convertible Junior Preferred Stock.

         1. Voting Rights. Each share of Series A Convertible Junior Preferred Stock shall entitle the holder thereof to vote with the holders of the shares of Common Stock of the Corporation on all matters submitted to a vote of the holders of the shares of Common Stock of the Corporation and to have the number of votes as such holder would have upon conversion of the Series A Convertible Junior Preferred Stock to Common Stock as provided in paragraph 4(C)(iv). The holders of the Series A Convertible Junior Preferred Stock shall vote separately as a class only on such matters that require a class vote by law.

         2. Dividends. Subject to the rights of the holders of any shares of any series of preferred stock ranking superior to the Series A Convertible Junior Preferred Stock with respect to dividends, the holders of Series A Convertible Junior Preferred Stock shall be entitled to receive cash dividends out of funds legally available therefor, if, when and as cash dividends are declared by the Board of Directors and paid out of funds legally available therefor with respect to the Common Stock, in an amount equal to ninety percent (90%) of the dividend paid per share of Common Stock times the number of shares of Common Stock that the holder of the Series A Convertible Junior Preferred Stock would be entitled to receive upon conversion pursuant to paragraph 4(C)(iv) for each share of Series A Convertible Junior Preferred Stock then held ("Participating Dividends"). If the Board of Directors shall declare a cash dividend on the Common Stock, the Board of Directors shall simultaneously declare a Participating Dividend on the Series A Convertible Junior Preferred Stock.
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         3.      Liquidation, Merger, Etc.

                 (A) In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment in full of all amounts due and owing to creditors and holders of superior rights of any series or class of preferred stock, if any, the holders of Series A Convertible Junior Preferred Stock shall first be entitled, before any distribution is made upon any shares of Common Stock of the Corporation, to receive a preferential payment from the assets of the Corporation of cash or property (to the extent of funds legally available therefor) equal to $.50 per share (the "Series A Preference Amount") of Series A Convertible Junior Preferred Stock, such amount payable with respect to one share of Series A Convertible Junior Preferred Stock being sometimes referred to as the "Series A Liquidation Payment" and with respect to all shares of Series A Convertible Junior Preferred Stock being sometimes referred to as the "Series A Liquidation Payments." If upon such liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Convertible Junior Preferred Stock shall be insufficient to permit payment to the holders of Series A Convertible Junior Preferred Stock of the Series A Liquidation Payments, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series A Convertible Junior Preferred Stock.

                 (B) Upon any such liquidation, dissolution or winding-up of the Corporation, after the holders of Series A Convertible Junior Preferred Stock shall have been paid the Series A Liquidation Payments in full and the payment of any other distribution that may be required with respect to any series of preferred stock that may from time to time come into existence ranking on a parity with or senior to the Series A Convertible Junior Preferred Stock, the remaining net assets of the Corporation shall be distributed to the holders of stock ranking on liquidation junior to the Series A Convertible Junior Preferred Stock. Written notice of such liquidation, dissolution or winding-up, stating a payment date and, to the extent known, the amount of the Series A Liquidation Payments and the place where said Series A Liquidation Payments shall be payable, shall be given by first class mail (postage prepaid), by telecopy, by overnight courier, or by telex, not less than ten
(10) calendar days prior to the payment date stated therein, to the holders of record of the Series A Convertible Junior Preferred Stock, such notice to be addressed to each such holder at the address shown on the stock transfer records of the Corporation.

                 (C) In case outstanding shares of Series A Convertible Junior Preferred Stock shall be subdivided (by stock split, stock dividend or otherwise) into a greater number of shares of Series A Convertible Junior Preferred Stock, the relevant Series A Preference Amount in effect immediately prior to each such subdivision shall, simultaneously with the effectiveness of such subdivision, be proportionately reduced, and, conversely, in the case outstanding shares of Series A Convertible Junior Preferred Stock shall be combined into a smaller number of shares of Series A Convertible Junior Preferred Stock, the relevant Series A Preference Amount in effect immediately prior to each such combination, shall, simultaneously with the effectiveness of such combination, be proportionately increased.





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                 (D)      Whenever the distribution provided for in this
Paragraph 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

         4.      Conversion.

                 (A) Right of Conversion. At the option of the holder thereof, at any time following the second anniversary of the date the shares of Series A Convertible Junior Preferred Stock are issued (the "Initial Issuance Date"), each share of Series A Convertible Junior Preferred Stock may be converted into shares of fully paid and nonassessable Common Stock at the Conversion Rate (as hereinafter defined), determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The option to convert shares of the Series A Convertible Junior Preferred Stock may be exercised by surrendering to the Corporation or any transfer agent for the Series A Convertible Junior Preferred Stock the certificate or certificates for the shares of Series A Convertible Junior Preferred Stock so to be converted, with the notice of conversion on such certificate duly completed and executed. Shares shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such shares in the manner herein prescribed for conversion and the person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Common Stock as of such date. The holder of Series A Convertible Junior Preferred Stock, upon surrender of such certificates for conversion, shall not thereafter receive any Participating Dividend except any Participating Dividend for which the record date preceded the conversion date and the payment date shall be subsequent to the conversion date.

                 (B) Automatic Conversion of Series A Convertible Junior Preferred Stock Upon the Sale and Transfer Pursuant to a Foreclosure by a Third Party, Upon Dissolution or Termination of a Holder, or Upon the Merger, Consolidation, Share Exchange of the Corporation or Sale of All or Substantially All of the Corporation's Assets.

                          (i)     Upon the sale and transfer pursuant to a
foreclosure by a third party (not to include any CTS Shareholder, a direct beneficiary (as of the Initial Issuance Date) of the Turner Children Trust dated January 21, 1980, or a wholly owned entity of one of the direct beneficiaries) of a security interest in shares of Series A Convertible Junior Preferred Stock, such shares of Series A Convertible Junior Preferred Stock shall be converted automatically into the number of shares of Common Stock into which such shares of Series A Convertible Junior Preferred Stock are then convertible pursuant to Paragraph 4(C) on the date of such foreclosure without any further action by the holder or transferee of such shares of Series A Convertible Junior Preferred Stock and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent for the Series A Convertible Junior Preferred Stock. In order to receive a Common Stock certificate, the transferee of the shares of Series A Convertible Junior Preferred Stock shall surrender to the Corporation or its transfer agent for the Series A Convertible Junior Preferred Stock the certificate or certificates representing such shares properly endorsed or accompanied by proper instruments of assignment, duly executed by or on behalf of the





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record holder of such certificate or certificates.  Certificates representing the shares of Common Stock into which such shares of Series A Convertible Junior Preferred Stock were so converted will be issued as soon as practicable.

                          (ii)    Except for the distribution of shares of
Series A Convertible Junior Preferred Stock upon the dissolution of the initial holder of the Series A Convertible Junior Preferred Stock, upon the dissolution or termination of a holder of Series A Convertible Junior Preferred Stock, such shares of Series A Convertible Junior Preferred Stock held by such holder shall be converted automatically into the number of shares of Common Stock into which such shares of Series A Convertible Junior Preferred Stock are then convertible pursuant to Paragraph 4(C) on the date of such dissolution or termination without any further action by the holder of such shares of Series A Convertible Junior Preferred Stock and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent for the Series A Convertible Junior Preferred Stock. In order to receive a Common Stock certificate, the distributee or distributees of such shares of Series A Convertible Junior Preferred Stock shall surrender to the Corporation or its transfer agent for the Series A Convertible Junior Preferred Stock the certificate or certificates representing such shares accompanied by evidence of the dissolution or termination of the record holder of such shares and duly executed instructions for the transfer of such shares. Certificates representing the shares of Common Stock into which such shares of Series A Convertible Junior Preferred Stock were so converted will be issued as soon as practicable.

                          (iii)  In the event of any merger, consolidation or
share exchange of the Corporation into or with any other corporation or entity, in which the Corporation is not the surviving entity (except for purposes of a merger effected exclusively for the purpose of changing the domicile of the Corporation), or sale of all or substantially all of the assets of the Corporation, all outstanding shares of Series A Convertible Junior Preferred Stock shall be automatically converted immediately prior to consummation of such event into the number of shares of Common Stock specified in Paragraph 4(C)(iv) (regardless of the date of such merger, consolidation, share exchange, sale of all or substantially all of the Corporation's assets) without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent for the Series A Convertible Junior Preferred Stock. The agent responsible for the receipt of certificates representing shares of the Corporation's Common Stock and the payment or distribution of the consideration to be received by the shareholders of the Corporation in such merger, consolidation or share exchange shall be instructed to receive and treat certificates representing the Series A Convertible Junior Preferred Stock as if such certificates represented the applicable number of shares of Common Stock. In a transaction involving the sale of all or substantially all of the assets of the Corporation, certificates representing shares of Series A Convertible Junior Preferred Stock shall be treated as set forth in subparagraphs (i) and
(ii) above.

                 (C) Conversion Rate. The number of shares of Common Stock issuable upon conversion of each share of Series A Convertible Junior Preferred Stock (the "Conversion Rate") shall be as follows, subject to adjustment as provided in paragraph 4(F):





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                          (i)     From the Initial Issuance Date through the
third anniversary date thereof, one share of the Series A Convertible Junior Preferred Stock shall be convertible into 4.5 shares of Common Stock;

                          (ii)    From the day following the third anniversary
date of the Initial Issuance Date through the fourth anniversary date thereof, one share of the Series A Convertible Junior Preferred Stock shall be convertible into a 4.625 shares of Common Stock;

                          (iii)   From the day following the fourth anniversary
date of the Initial Issuance Date through the fifth anniversary date thereof, one share of the Series A Convertible Junior Preferred Stock shall be convertible into 4.75 shares of Common Stock; and

                          (iv)    After the fifth anniversary date of the
Initial Issuance Date, one share of the Series A Convertible Junior Preferred Stock shall be convertible into 5.0 shares of Common Stock.

                 (D) No Fractional Shares to be Issued. No fractional shares of Common Stock nor scrip representing fractional shares shall be issued upon the conversion of the Series A Convertible Junior Preferred Stock. If more than one share of Series A Convertible Junior Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A Convertible Junior Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any share or shares of Series A Convertible Junior Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction based on the fair value of such share.

                 (E)      Extraordinary Event.

                          (i)  Upon the occurrence of an Extraordinary Common
Stock Event (defined below), the holders of the Series A Convertible Junior Preferred Stock shall participate in any such Extraordinary Common Stock Event at the rate equal to the then applicable conversion rate as set forth in paragraph 4(C)(iv) for each share of Series A Convertible Junior Preferred Stock. An "Extraordinary Common Stock Event" shall mean (a) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (b) a stock split or subdivision of outstanding share of Common Stock into a greater number of shares of Common Stock, or (c) a reverse stock split or combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

                          (ii)  Upon the occurrence of a Recapitalization
(defined below) of the Corporation or the payment of a special dividend, defined herein as a cash dividend other than a regular periodic cash dividend paid in an amount exceeding 200% of any cash dividend paid per share within the immediately preceding fiscal year (a "Special Dividend"),





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the holders of the Series A Convertible Junior Preferred Stock shall participate in any such Recapitalization or Special Dividend with the Common Stock on an as converted basis as determined at the then applicable conversion rate set forth in paragraph 4(C)(iv) for each share of Series A Convertible Junior Preferred Stock. Recapitalization is defined herein as any recapitalization, reorganization or reclassification of the Common Stock of the Corporation.

                 (F) Adjustment to Conversion Rate. Upon the occurrence of an Extraordinary Common Stock Event as defined in 4(E)(i), the relevant Conversion Rates set forth in Paragraph 4(C) above shall be proportionately increased or decreased accordingly.

                 (G) Corporation Will Reserve Stock for Conversion. The Corporation shall at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon conversion of the Series A Convertible Junior Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding Series A Convertible Junior Preferred Stock. All shares of Common Stock which shall be so issuable shall be duly authorized and, when issued upon conversion of the Series A Convertible Junior Preferred Stock, shall be validly issued, fully paid and nonassessable.

                 (H) No Charge for Conversion. The issuance of certificates for shares of Common Stock upon the conversion of any shares of the Series A Convertible Junior Preferred Stock shall be made without charge to the converting holder of the Series A Convertible Junior Preferred Stock for such certificates, and such certificates shall be issued in the name of, or in such names as may be directed by, the holder of the Series A Convertible Junior Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes or other governmental charges which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the record holder of the Series A Convertible Junior Preferred Stock, and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or other governmental charge or shall have established to the satisfaction of the Corporation that such tax or other governmental charge has been paid or provided for. The Corporation may also require, as a condition to the issuance and delivery of any such certificate, an opinion of counsel acceptable to the Corporation to the effect that the proposed transfer (as allowable under Paragraph 7 hereof) either does not require registration, or that an exemption from registration is available, under federal or any applicable state securities law.

         5. Ranking. The Series A Convertible Junior Preferred Stock shall rank junior to all other series or classes of preferred stock of the Corporation.

         6. No Redemption. The shares of Series A Convertible Junior Preferred Stock shall not be redeemable at the option of the holder or the Corporation.





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         7.      Transferability.  Except for the distribution of shares of
Series A Convertible Junior Preferred Stock upon the dissolution of the initial holder of the Series A Convertible Junior Preferred Stock, the holders of the shares of Series A Convertible Junior Preferred Stock may not sell, exchange, give, devise or otherwise dispose of, either voluntarily or involuntarily, or by operation of law (including a transfer pursuant to equitable distribution proceedings) any of the shares of Series A Convertible Junior Preferred Stock; provided, however, that the holders of the Series A Convertible Junior Preferred Stock may grant a security interest therein and provided further that the shares of Series A Convertible Junior Preferred Stock may be transferred to one or more of the original distributees of the original holder thereof or to one or more of the direct beneficiaries (as of the Initial Issuance Date) of the Turner Children Trust dated January 21, 1980.

         8. Right of First Refusal Upon Foreclosure, Dissolution of a Holder or Following the Death of a Holder.

                 (A) In the event of an automatic conversion of shares of Series A Convertible Junior Preferred Stock into shares of Common Stock pursuant to the provisions of Paragraph 4(B)(i) hereof as a result of the sale and transfer pursuant to a foreclosure by a third party (not to include any CTS Shareholder, any direct beneficiary of the Turner Children Trust dated January 21, 1980, or a wholly owned entity of one of the direct beneficiaries any entity affiliated with such person(s) or entity) of a security interest in such shares, the Corporation shall have the right of first refusal to purchase such shares of Common Stock. The holder of shares of Series A Convertible Junior Preferred Stock that are the subject of a foreclosure proceeding shall give the Corporation thirty (30) days' prior written notice (the "Foreclosure Notice") of such pending foreclosure proceeding. The Foreclosure Notice shall state the name, address and telephone number of the party instituting the foreclosure proceedings (the "Foreclosuring Party") as well as the scheduled date of foreclosure. During the period following the receipt of the Foreclosure Notice and prior to the consummation of the foreclosure, the Corporation may elect to purchase the shares of Common Stock issuable upon the automatic conversion by giving the Foreclosing Party written notice prior to foreclosure of its intent to purchase such shares and stating the date (the "Closing Date") that such purchase shall be consummated, which shall be a date within ten (10) calendar days of the sale and transfer pursuant to the foreclosure. The purchase price per share for the shares of Common Stock to be purchased shall be the closing sale price of the Common Stock on the last trading day preceding the Closing Date as quoted on any national securities exchange on which the Corporation's Common Stock is listed, on The Nasdaq National Market, or, if price quotations for the Common Stock are not available on any such national securities exchange or The Nasdaq National Market, the mean between the closing bid and asked price of the Common Stock on the over-the-counter market as reported by the National Quotation Bureau, Incorporated, or, if no bid quotation is available on the over-the-counter market, the fair value of such Common Stock as determined in good faith by the Board of Directors.

                 (B) In the event of an automatic conversion of shares of Series A Convertible Junior Preferred Stock into shares of Common Stock pursuant to the provisions of paragraph 4(B)(ii) hereof as a result of the termination or dissolution of the holder of





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Series A Convertible Junior Preferred Stock, the Corporation shall have the right of first refusal to purchase such shares of Common Stock. The holder of shares of Series A Convertible Junior Preferred Stock shall give the Corporation thirty (30) days' prior written notice (the "Dissolution Notice") of such pending dissolution. The Dissolution Notice shall state the scheduled date of termination or dissolution. During the period following receipt of the Dissolution Notice and prior to consummation of such termination or dissolution, the Corporation may elect to purchase the shares of Common Stock, issuable upon the automatic conversion by giving the holder written notice prior to termination or dissolution of its intent to purchase such shares and stating the date (the "Closing Date") that such purchase shall be consummated, which shall be a date within ten (10) calendar days of the termination or dissolution. The purchase price per share for the shares of Common Stock to be purchased hereunder shall be the same as set forth in Paragraph 8(A) above.

                 (C) In the event of the death of a holder of Series A Convertible Junior Preferred Stock, the subsequent conversion thereof, if any, by the estate (the "Estate") of such holder of such shares into Common Stock and any proposed sale of all or a portion thereof by the Estate, the Corporation shall have the right of first refusal to purchase such shares of Common Stock from the Estate. The Estate shall give the Corporation thirty
(30) days' prior written notice of its intent to sell all or a portion of the underlying Common Stock (or if previously converted, notice of its intent to sell) stating the proposed sale date. During such thirty-day period following notice of the Estate's intentions to sell all or a portion of the underlying Common Stock, the Corporation may elect to purchase such shares of Common Stock by giving the estate written notice prior to the sale date of its intent to purchase such shares and stating the date that such purchase shall be consummated, which date shall be within ten (10) days of the requested date of conversion or sale if previously converted. The purchase price per share shall be determined as set forth in Paragraph 8(A) above.

         9.      Notices of Record Date.  In the event of:

                 (A) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any share of stock of any class or any other securities or property, or to receive any other right; or

                 (B) any recapitalization of the Corporation, any reclassification of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person; or

                 (C) any voluntary or involuntary dissolution, liquidation or winding-up of the Corporation; then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series A Convertible Junior Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on





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which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up. Such notice shall be sent by first class mail (postage prepaid), or by telecopy or overnight courier or by telex, at least ten (10) calendar days prior to the date specified in such notice on which such action is to be taken.

         10. Status of Converted Series A Convertible Junior Preferred Stock. No share(s) of Series A Convertible Junior Preferred Stock acquired by the Corporation by reason of repurchase, conversion or otherwise shall be reissued as Series A Convertible Junior Preferred Stock, and all such acquired shares shall (i) be canceled, retired and eliminated from the Series A Convertible Junior Preferred Stock and (ii) shall become authorized and unissued shares of the Corporation's undesignated preferred stock set forth in Paragraph A of Article V of the Corporation's Restated Articles of Incorporation, as amended. No further corporate action by the Corporation shall be necessary to reduce the authorized number of shares of the Series A Convertible Junior Preferred Stock solely as a result of the conversion of shares of the Series A Convertible Junior Preferred Stock.

         FOURTH. The foregoing amendment was authorized by the Board of Directors at a meeting of the Board of Directors duly called and held, in the exercise of authority conferred by the Restated Articles of Incorporation, as amended, and in accordance with Section 271B.10-020 of the Kentucky Business Corporation Act.

         IN WITNESS WHEREOF, Dollar General Corporation does hereby file in triplicate originals of these Articles of Amendment to the Restated Articles of Incorporation through its President and Chairman, Cal Turner, Jr., and its Secretary, Bob Carpenter, this 22nd day of August, 1994.

                                      DOLLAR GENERAL CORPORATION

                                      /s/ Cal Turner, Jr.
                                      --------------------------------
                                      Cal Turner, Jr.


                                      /s/ Bob Carpenter
                                      --------------------------------
                                      Bob Carpenter





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